Bob Biesterfeld, CEO Mike Zechmeister, CFO Chuck Ives, Director of IR Q3 2020 Earnings Presentation October 28, 2020 1

Safe Harbor Statement Except for the historical information contained herein, the matters set forth in this presentation and the accompanying earnings release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with operations outside of the United States; risks associated with the potential impact of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel price increases or decreases, or fuel shortages; cyber-security related risks; the impact of war on the economy; changes to our capital structure; risks related to the elimination of LIBOR; changes due to catastrophic events including pandemics such as COVID-19; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Q3 2020 Opening Remarks ▪ Transitional quarter, with net revenue improving through the quarter ▪ Continued market share gains in NAST ▪ Honoring our contractual commitments and capturing more spot market opportunities ▪ Strong portfolio of services continues to benefit our results ▪ Continued productivity improvements driven by technology investments, automation and network architecture enhancements ▪ Technology initiatives providing opportunities to engage customers in new and innovative ways

Engaging Customers in New & Innovative Ways • Forged an alliance with Microsoft to help shippers digitally transform their supply chains • Delivered new tech capabilities for Freightquote by C.H. Robinson • Includes innovative partnership with TaskRabbit for small business e- commerce • Unprecedented 19 TMS & ERP systems integrated into our Navisphere® platform • Reinforces position as the most connected platform • Launched Procure IQTM, which improves upon a decades-old process for buying transportation to deliver increased savings and service reliability for large shippers

Strategies Creating Shareholder Value • Creating better outcomes for our customers and carriers • Utilizing our unmatched combination of experience, scale and information advantage • Leveraging our broad service portfolio • Focusing on profitable market share growth • Delivering industry leading technology to unlock growth and efficiency • Fostering sustainability and an inclusive culture that is supportive of our employees and the communities we serve

Results Q3 2020

$ in thousands, except per share amounts	Three Months Ended September 30 2020	Three Months Ended September 30 2019	Three Months Ended September 30 % CHANGE	Nine Months Ended September 30 2020	Nine Months Ended September 30 2019	Nine Months Ended September 30 % CHANGE
Total Revenues	$4,224,800	$3,856,132	9.6 %	$11,657,654	$11,516,182	1.2 %
Total Net Revenues	$589,273	$633,431	(7.0)%	$1,771,679	$2,007,447	(11.7)%
Net Revenue Margin %	13.9 %	16.4 %	(250 bps)	15.2 %	17.4 %	(220 bps)
Personnel Expenses	$302,904	$320,563	(5.5)%	$933,607	$999,547	(6.6)%
Selling, General, and Admin	$118,130	$111,783	5.7 %	$371,606	$354,730	4.8 %
Income from Operations	$168,239	$201,085	(16.3)%	$466,466	$653,170	(28.6)%
Operating Margin %	28.6 %	31.7 %	(310 bps)	26.3 %	32.5 %	(620 bps)
Depreciation and Amortization	$26,916	$25,480	5.6 %	$77,067	$75,122	2.6 %
Net Income	$136,529	$146,894	(7.1)%	$358,614	$477,862	(25.0)%
Earnings Per Share (Diluted)	$1.00	$1.07	(6.5)%	$2.63	$3.45	(23.8)%
Average Headcount	14,904	15,782	(5.6)%	15,177	15,582	(2.6)%
Average Full-Time Equivalents[(1)]	14,230	15,404	(7.6)%	N/A	N/A	N/A

- Decline in net revenues driven primarily by rising costs in truckload, partially offset by contributions from Prime Distribution acquisition and higher pricing in ocean and air
- Decrease in operating expenses driven by approximately $40 million of cost reduction initiatives

(1) Average full-time equivalents excludes furloughed employees and accounts for employees with reduced work hours.

C.H. ROBINSON

Q3 2020 Other Income Statement Items Q3 effective tax rate of $3.3 million favorable Interest expense declined 15.1% vs. 21.8% in Q3 impact from currency $0.8 million versus Q3 2019 revaluation, versus a $1.1 2019 due to a lower million unfavorable impact average debt balance Lower tax rate due to discrete in Q3 2019 benefits of foreign tax credit utilization and tax benefit from increased stock option activity in Q3 2020 Expect full-year 2020 effective tax rate to be 18%-20%

Q3 2020 Cash Flow and Capital Distribution Cash Flow from Operations Capital Distribution Share (47.1%) Repurchases $167.3M (200.8%) $135.9M Cash Dividends ($168.6)M $71.9M Q3 2019 Q3 2020 Q3 2019 Q3 2020 • $335.9 million decrease in cash flow driven by • $71.9 million returned to shareholders an increase in accounts receivable that • Opportunistic share repurchase program coincided with an increase in gross sales suspended in March; expected to resume • $15.2 million in capital expenditures in Q4 • Expect 2020 full-year capital expenditures to be • Committed to maintaining dividend $50-55 million

Q3 2020 Balance Sheet

$ in thousands	September 30, 2020	September 30, 2019	% CHANGE
Accounts Receivable, Net[1]	$2,534,357	$2,225,018	13.9%
Accounts Payable[2]	$1,416,495	$1,191,095	18.9%
Net Operating Working Capital[3]	**$1,117,862**	**$1,033,923**	**8.1%**

- Increases in accounts receivable and accounts payable driven by increases in gross sales and purchased transportation, respectively
- Total debt balance $1.15 billion
  - $600 million senior unsecured notes maturing April 2028, 4.20% coupon
  - $500 million private placement debt, 4.28% average coupon
    - $175 million maturing in August 2023, $150 million maturing in August 2028 and $175 million maturing in August 2033
  - $60 million outstanding on $250 million accounts receivable securitization debt facility maturing December 2020, 0.80% average interest rate (LIBOR + 65 bps)
  - 4.2% weighted average interest rate in the quarter

(1) Accounts receivable amount includes contract assets.
(2) Accounts payable amount includes outstanding checks and accrued transportation expense.
(3) Net operating working capital is defined as net accounts receivable less accounts payable.

C.H. ROBINSON

Truckload Price and Cost Change(1)(2)(3) 30% 25% YoY Price Change 20% YoY Cost Change 15% 10% 5% PR ICE 0% -5% -10% -15% YO Y % CHANGE IN COST AND -20% 2013 2014 2015 2016 2017 2018 2019 2020 Truckload Q3 (2)(4) • 60% / 40% truckload contractual to transactional volume mix compared to 70% / Volume 0.5% 30% in Q3 last year Pricing(1)(2)(3) 10.5% Cost(1)(2)(3) 16.5% • After six consecutive quarters with an average routing guide depth (RGD) of 1.2 in our Managed Services business, RGD averaged 1.6 for Q3 and ended Q3 at 1.8 Net Revenue Margin (1) Price and cost change represents YoY change for North America truckload shipments across all segments. (2) Growth rates are rounded to the nearest 0.5 percent. (3) Pricing and cost measures exclude fuel surcharges and costs. (4) Truckload volume growth represents YoY change for NAST truckload shipments.

Q3 2020 NAST Results by Service Line

Truckload, Less Than Truckload and Intermodal

Net Revenues *($ in thousands)*	Three Months Ended September 30		
	2020	**2019**	**% Change**
Truckload	$226,992	$299,065	(24.1)%
LTL	$117,602	$122,959	(4.4)%
Intermodal	$7,297	$6,878	6.1 %
Other	$16,052	$4,858	230.4 %
Total Net Revenues	$367,943	$433,760	(15.2)%
Net Revenue Margin %	*12.6 %*	*15.3 %*	*(270 bps)*

	Truckload	**LTL**	**Intermodal**
Pricing(1)(2)	↑	↓	↓
Cost(1)(2)	↑	↓	↓
Volume	↑	↑	↑
Net Revenue per Transaction	↓	↓	↑

- Net revenue margin compression in truckload due to rising cost environment
- Added 4,000 new carriers in the quarter
- Increase in Other net revenue due primarily to Prime Distribution's value-added warehouse services
- Prime Distribution net revenue impact to NAST(3):
  - LTL +4 ppts
  - Other +183 ppts
  - Total NAST +4 ppts

(1) Represents price and cost YoY change for North America shipments across all segments.
(2) Pricing and cost measures exclude fuel surcharges and costs.
(3) Growth rates are rounded to the nearest percent.

C.H. ROBINSON

Q3 2020 NAST Operating Income Operating Income Operating Margin % (30.5%) (730 bps) $176.2M 40.6% 33.3% $122.5M Q3 2019 Q3 2020 Q3 2019 Q3 2020 • Decrease in truckload net revenues due to rising costs in a tight capacity environment • Personnel expenses reduced by 12.2% • Average headcount including furloughed employees decreased 10.0%(1) • Prime Distribution acquisition contributed 4.5 percentage points of growth to NAST headcount(1) • Average full-time equivalents decreased 13.4%(2) (1) Growth rates are rounded to the nearest 0.5 percent. (2) Average full-time equivalents excludes furloughed employees and accounts for employees with reduced work hours.

Q3 2020 Global Forwarding Results by Service Line

Ocean, Air and Customs

Net Revenues *($ in thousands)*	Three Months Ended September 30		
	2020	**2019**	**% Change**
Ocean	$88,878	$77,777	14.3 %
Air	$33,836	$26,195	29.2 %
Customs	$22,463	$23,719	(5.3)%
Other	$12,480	$8,124	53.6 %
Total Net Revenues	**$157,657**	**$135,815**	**16.1 %**
Net Revenue Margin %	*19.0 %*	*22.7 %*	*(370 bps)*

	Ocean	**Air**
Pricing	↑	↑
Volume	↑	↓
Net Revenue per Transaction	↑	↑

- Air and ocean net revenue increased due to higher pricing and market share gains
- Air market impacted by reduced air cargo capacity, increased charter flights and larger shipment sizes
- Customs net revenue declined due to lower volume
- Increase in Other net revenue driven by Project Logistics business

C.H. ROBINSON

Q3 2020 Global Forwarding Operating Income Operating Income Operating Margin % $46.3M 87.6% 1,120 bps 29.4% $24.7M 18.2% Q3 2019 Q3 2020 Q3 2019 Q3 2020 • Improved operating leverage from • 16.1% increase in net revenues • Higher pricing in air and ocean and higher ocean volumes • 3.8% decrease in average headcount and • 4.7% decrease in average full-time equivalents(1) (1) Average full-time equivalents excludes furloughed employees and accounts for employees with reduced work hours.

Q3 2020 All Other and Corporate Results

Robinson Fresh, Managed Services and Other Surface Transportation

Net Revenues *($ in thousands)*	Three Months Ended September 30		
	2020	**2019**	**% Change**
Robinson Fresh	$24,449	$26,382	(7.3)%
Managed Services	$24,060	$21,574	11.5%
Other Surface Transportation	$15,164	$15,900	(4.6)%
Total	**$63,673**	**$63,856**	**(0.3)%**

Robinson Fresh

- Case volume decline of 4% driven by a decrease in foodservice volume[1]
- Cost controls led to improved operating income and 440 bps improvement in operating margin

Managed Services

- 17% increase in volume and 530 bps improvement in operating margin
- Strong growth from new customers and service scope expansion with existing customers

Other Surface Transportation

- 7% decrease in Europe truckload net revenue due to margin compression

(1) Growth rates are rounded to the nearest 0.5 percent.

C.H. ROBINSON

Appendix 16

Q3 2020 Transportation Results(1) Three Months Ended September 30 Nine Months Ended September 30 Transportation ($ in thousands) 2020 2019 % Change 2020 2019 % Change Total Revenues $3,944,981 $3,608,346 9.3% $10,835,710 $10,751,890 0.8% Total Net Revenues $566,330 $608,367 (6.9%) $1,694,356 $1,925,657 (12.0%) Net Revenue Margin % 14.4% 16.9% (250 bps) 15.6% 17.9% (230 bps) Transportation Net Revenue Margin % 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Q1 17.2% 16.9% 16.3% 15.3% 16.8% 19.7% 17.3% 16.4% 18.6% 15.3% Q2 16.2% 14.9% 15.4% 16.0% 17.5% 19.3% 16.2% 16.2% 18.3% 17.5% Q3 16.4% 15.6% 15.0% 16.2% 18.4% 17.6% 16.4% 16.6% 16.9% 14.4% Q4 16.3% 15.8% 15.1% 15.9% 19.0% 17.2% 16.6% 17.7% 15.6% Total 16.5% 15.8% 15.4% 15.9% 17.9% 18.4% 16.6% 16.7% 17.3% (1) Includes results across all segments.

Q3 2020 NAST Results Three Months Ended September 30 Nine Months Ended September 30 $ in thousands 2020 2019 % Change 2020 2019 % Change Total Revenues $2,923,842 $2,826,308 3.5% $8,222,879 $8,495,145 (3.2%) Total Net Revenues $367,943 $433,760 (15.2%) $1,120,277 $1,406,728 (20.4%) Net Revenue Margin % 12.6% 15.3% (270 bps) 13.6% 16.6% (300 bps) Income from Operations $122,526 $176,200 (30.5%) $357,898 $592,215 (39.6%) Operating Margin % 33.3% 40.6% (730 bps) 31.9% 42.1% (1,020 bps) Depreciation and Amortization $7,095 $5,734 23.7% $19,550 $18,124 7.9% Total Assets $3,041,974 $2,649,259 14.8% $3,041,974 $2,649,259 14.8% Average Headcount 6,702 7,448 (10.0%) 6,870 7,436 (7.6%) Average Full-Time Equivalents(1) 6,351 7,332 (13.4%) N/A N/A N/A (1) Average full-time equivalents excludes furloughed employees and accounts for employees with reduced work hours.

Q3 2020 Global Forwarding Results Three Months Ended September 30 Nine Months Ended September 30 $ in thousands 2020 2019 % Change 2020 2019 % Change Total Revenues $831,957 $597,695 39.2% $2,070,161 $1,727,745 19.8% Total Net Revenues $157,657 $135,815 16.1% $448,931 $404,987 10.9% Net Revenue Margin % 19.0% 22.7% (370 bps) 21.7% 23.4% (170 bps) Income from Operations $46,299 $24,676 87.6% $117,033 $65,497 78.7% Operating Margin % 29.4% 18.2% 1,120 bps 26.1% 16.2% 990 bps Depreciation and Amortization $9,385 $9,186 2.2% $27,740 $27,427 1.1% Total Assets $1,148,118 $995,137 15.4% $1,148,118 $995,137 15.4% Average Headcount 4,607 4,790 (3.8%) 4,716 4,748 (0.7%) Average Full-Time Equivalents(1) 4,430 4,647 (4.7%) N/A N/A N/A (1) Average full-time equivalents excludes furloughed employees and accounts for employees with reduced work hours.

Q3 2020 All Other and Corporate Results Three Months Ended September 30 Nine Months Ended September 30 $ in thousands 2020 2019 % Change 2020 2019 % Change Total Revenues $469,001 $432,129 8.5% $1,364,614 $1,293,292 5.5% Total Net Revenues $63,673 $63,856 (0.3%) $202,471 $195,732 3.4% Income from Operations ($586) $209 NM ($8,465) ($4,542) NM Depreciation and Amortization $10,436 $10,560 (1.2%) $29,777 $29,571 0.7% Total Assets $884,746 $992,153 (10.8%) $884,746 $992,153 (10.8%) Average Headcount 3,595 3,544 1.4% 3,591 3,398 5.7% Average Full-Time Equivalents(1) 3,449 3,425 0.7% N/A N/A N/A (1) Average full-time equivalents excludes furloughed employees and accounts for employees with reduced work hours.

Thank you 21